Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BIOFRONTERA INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JUNE, A.D. 2025, AT 2:55 O`CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

5694520 8100
SR# 20253084506

Authentication: 204043499
Date: 06-25-25

CERTIFICATE OF THIRD AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BIOFRONTERA INC.

Biofrontera Inc. (the "***Corporation***"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "***DGCL***"), does hereby certify:

FIRST. The Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Amendment dated June 28, 2023 and the Certificate of Amendment dated April 25, 2024, is hereby further amended by changing the Article FOURTH, so that, as amended, the first paragraph of said Article FOURTH shall be amended and restated as follows:

> The total number of shares of capital stock that the Corporation has the authority to issue shall be (i) 70,000,000 shares of common stock, par value $0.001 per share ("Common Stock") and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock").

SECOND. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the DGCL, setting forth the above-mentioned amendment to the Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable.

THIRD. That this amendment was duly authorized by the holders of a majority of the voting stock of the Corporation entitled to vote at a duly authorized meeting of the stockholders of the Corporation held on June 12, 2025. Said amendment was duly adopted in accordance with the provisions of the DGCL.

IN WITNESS WHEREOF, this Certificate of Third Amendment to the Amended and Restated Certificate of Incorporation has been signed by the Chief Financial Officer of the Corporation this 25th day of June 2025.

BIOFRONTERA INC.

By: *Electronically signed by: E. Fred Leffler III Date: Jun 25, 2025 10:22 EDT*

Name: E. Fred Leffler, III

Title: Chief Financial Officer